UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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F5 NETWORKS, INC.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FISCAL YEAR END 2009 ANNUAL MEETING OF SHAREHOLDERS
BOARD OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2009
Items in All Other Compensation Column for Fiscal 2009
Grants of Plan-Based Awards in Fiscal 2009
Outstanding Equity Awards at September 30, 2009
Option Exercises and Stock Vested in Fiscal 2009
2009 Potential Payments Upon Termination or Change in Control Table (1)
DIRECTOR COMPENSATION FOR FISCAL 2009
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.
PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITOR
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2010
HOUSEHOLDING OF PROXY MATERIALS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 11, 2010

TO SHAREHOLDERS OF F5 NETWORKS, INC.:

The annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2009 will be held on March 11, 2010 at 11:00 a.m. Pacific time at F5 Networks, Inc., 333 Elliott Avenue West, Seattle, Washington 98119 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect three Class II directors to hold office until the annual meeting of shareholders for fiscal year end 2012 and until their successors are elected and qualified;

2. to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2010; and

3. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 4, 2010 are entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Jeffrey A. Christianson
Secretary

Seattle, Washington
January 22, 2010

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, please promptly vote and submit your proxy by phone, over the Internet, or by signing, dating, and returning the accompanying proxy card in the enclosed, prepaid, return envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

Important Notice Regarding the Availability of Proxy Materials for
the Company’s Annual Meeting of Shareholders on March 11, 2010.

The F5 Networks, Inc. Proxy Statement and 2009 Annual Report to Shareholders are available online at
www.proxyvote.com and www.f5.com/about/investor-relations/corporate-governance.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

www.proxyvote.com	1-800-690-6903 via touch tone

24 hours a day/7 days a week	24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on March 10, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on March 10, 2010. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated since a majority of the shares of common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

F5 NETWORKS, INC.
401 Elliott Avenue West
Seattle, Washington 98119

PROXY STATEMENT
FISCAL YEAR END 2009 ANNUAL MEETING OF SHAREHOLDERS

F5 Networks, Inc. (the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on March 11, 2010, at 11:00 a.m., Pacific time at F5 Networks, Inc., 333 Elliott Avenue West, Seattle, Washington 98119, and at any adjournments thereof (the “Annual Meeting”). These materials are being mailed to shareholders on or about January 22, 2010. The Company’s principal executive offices are located at 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

Only holders of the Company’s common stock, no par value (the “Common Stock”), as of the close of business on January 4, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 79,116,912 shares of Common Stock outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

Each shareholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock held by the shareholder on the Record Date. Shareholders may vote their shares by using the enclosed proxy card, over the Internet or by phone. If a proxy is received that does not specify a vote or an abstention, the shares represented by that proxy will be voted (i) FOR the nominees to the Board of Directors listed in this Proxy Statement; (ii) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending September 30, 2010; and (iii) in accordance with the discretion of the named proxies on any other matters properly brought before the Annual Meeting. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card and proxies submitted by telephone or over the Internet give discretionary authority to the person named as proxy to vote the shares represented by the proxy in his discretion.

Under Washington law and the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Third Amended and Restated Bylaws (the “Bylaws”), if a quorum exists at the meeting, a nominee for director in an uncontested election will be elected by the vote of the majority of votes cast. In addition, if a quorum exists at the meeting, approval of all other matters that properly come before the Annual Meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will have no impact on the election of directors or the other proposals at the meeting since they have not been cast in favor of or against any nominee or a proposal.

A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another proxy bearing a later date to the Corporate Secretary of the Company at 401 Elliott Avenue West, Seattle, Washington 98119 before or at the Annual Meeting or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

The Board of Directors of the Company is soliciting the proxies accompanying this Proxy Statement. The Company will pay all of the costs of this proxy solicitation. However, you will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mail solicitation, officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company has retained Advantage Proxy to assist in connection with the solicitation of proxies in connection with the Annual Meeting. The Company will pay Advantage Proxy customary fees, which are expected to be $5,750 plus expenses. The Company, if requested, will pay brokers, banks, and other fiduciaries that hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS

The Board of Directors of the Company consists of six directors divided into three classes. Currently, the Class I director is Karl D. Guelich; the Class II directors are Deborah L. Bevier, Alan J. Higginson and John McAdam; and the Class III directors are A. Gary Ames and Scott Thompson. At the Annual Meeting, the shareholders will vote on the election of three Class II directors to serve for a three-year term until the annual meeting of shareholders for fiscal year end 2012 and until their successors are elected and qualified. The Class I director will hold office until the Company’s annual meeting for fiscal year end 2011 and the Class III directors will hold office until the Company’s annual meeting for fiscal year end 2010. All directors will hold office until the annual meeting of shareholders at which their terms expire and the election and qualification of their successors.

The Board of Directors has nominated Deborah L. Bevier, Alan J. Higginson and John McAdam for re-election to the Board of Directors as Class II directors at the Annual Meeting. Each nominee has consented to serve as a director of the Company if elected. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Company may designate.

Director Independence

The Nasdaq Marketplace Rules require that a majority of the Company’s directors be “independent,” as defined by Nasdaq Marketplace Rules 4200(a)(15) and 4350(c) and determined by the Board of Directors. The Board of Directors consults with the Company’s legal counsel to ensure that the Board of Director’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent.” After a review of any relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has determined that the following directors and nominees are independent: A. Gary Ames, Deborah L. Bevier, Karl D. Guelich, Alan J. Higginson and Scott Thompson. John McAdam is not considered independent because he is the Company’s President and Chief Executive Officer.

Nominees and Continuing Directors

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

John McAdam, age 58, has served as our President, Chief Executive Officer and a director since July 2000. Prior to joining us, Mr. McAdam served as General Manager of the Web server sales business at International Business Machines Corporation from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to International Business Machines Corporation in September 1999. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland.

Karl D. Guelich, age 67, has served as one of our directors since June 1999 and as Board of Directors chair from January 2003 through April 2004. Mr. Guelich has been in private practice as a certified public accountant since his retirement from Ernst & Young LLP in 1993, where he served as the Area Managing

Partner for the Pacific Northwest offices headquartered in Seattle from October 1986 to November 1992. Mr. Guelich holds a B.S. in Accounting from Arizona State University.

Alan J. Higginson, age 62, has served as Board of Directors chair since April 2004, and as one of our directors since May 1996. Mr. Higginson is Chairman of Hubspan, Inc., an e-business infrastructure provider. He served as President and Chief Executive Officer of Hubspan from August 2001 to September 2007. From November 1995 to November 1998, Mr. Higginson served as President of Atrieva Corporation, a provider of advanced data backup and retrieval technology. Mr. Higginson holds a B.S. in Commerce and an M.B.A. from Santa Clara University.

A. Gary Ames, age 65, has served as one of our directors since July 2004. Mr. Ames served as President and Chief Executive Officer of MediaOne International, a provider of broadband and wireless communications from July 1995 until his retirement in June of 2000. From January 1990 to July 1995, he served as President and Chief Executive Officer of U S West Communications, a regional provider of residential and business telephone services, and operator and carrier services. Mr. Ames also serves as a director of SuperValu Inc., a food and drug retailer, and iPass, Inc., an enterprise mobility company. Mr. Ames holds a B.A. in Finance from Portland State University.

Deborah L. Bevier, age 58, has served as one of our directors since July 2006. Ms. Bevier has been the principal of D.L. Bevier Consulting LLC, an organizational and management consulting firm, since 2004. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, President and Chief Executive Officer of Laird Norton Financial Group and its predecessor companies, an independent financial advisory services firm. From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp, including chairman and Chief Executive Officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc., a media and communications company and Coinstar, Inc., a multi-national provider of services to retailers. Ms. Bevier holds a B.S. in Economics from SUNY New Paltz and a graduate degree from Stonier Graduate School of Banking at Rutgers University.

Scott Thompson, age 52, has served as one of our directors since January 2008. Mr. Thompson is President of PayPal, an eBay Company. From February 2005 to January 2008, he served as Senior Vice President and Chief Technology Officer at PayPal. From April 2000 to February 2005, he served as Executive Vice President and Global Chief Information Officer for Inovant/VISA International. From August 1997 to April 2000, he served as Chief Technology Officer and Executive Vice President, Systems Group at VISA USA. Mr. Thompson holds a B.S. in Accounting from Stonehill College.

There are no family relationships among any of the Company’s directors or executive officers. None of the corporations or other organizations referred to in the biographical information set forth above is a parent, subsidiary or other affiliate of the Company.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees (collectively, the “Standing Committees”). Each of the Standing Committees has a charter, copies of which are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Audit Committee.  As described more fully in the Audit Committee charter, the functions of the Audit Committee are to select, evaluate and, if necessary, replace the Company’s independent registered public accounting firm, to review and approve the planned scope, proposed fee arrangements and results of the annual audit, approve any proposed non-audit services to be provided by the independent registered public accounting firm, oversee the adequacy of accounting and financial controls, review the independence of the auditors, and oversee the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee members are Messrs. Guelich (chairman) and Thompson, and Ms. Bevier. The Board of Directors has determined that Mr. Guelich is an “audit committee financial expert” as defined in Item 407 of

Regulation S-K. Each current member of the Audit Committee is, and each member of the Audit Committee during fiscal 2009 was, an independent director as defined by the Nasdaq Marketplace Rules (as independence is currently defined in Rules 4200(a)(15) and 4350(c) therein).

Compensation Committee.  The Compensation Committee conducts an annual review to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Board of Directors. The Compensation Committee recommends for approval by the Board of Directors the compensation for the Chief Executive Officer and directors, including salaries, incentive compensation levels and stock awards, and reviews and approves compensation proposals made by the Chief Executive Officer for the other executive officers. The Compensation Committee members are Ms. Bevier (chairman) and Messrs. Higginson and Ames. Each current member of the Compensation Committee is, and each member of the Compensation Committee during fiscal 2009 was, an independent director as defined by the Nasdaq Marketplace Rules. In fiscal 2009, the Compensation Committee retained an outside independent compensation consultant, Towers Perrin, to advise the Compensation Committee on executive compensation issues. Towers Perrin provides the Compensation Committee peer and survey group cash and equity compensation data, including 50th and 75th percentile base salary, total cash, long-term incentive and total direct compensation data. For additional information about the Compensation Committee and the information provided by Towers Perrin to the Compensation Committee, see the description of the Compensation Committee’s activities in the Executive Compensation — Compensation Discussion and Analysis section.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s function is to identify new potential board members, recommend board nominees, evaluate the board’s performance, and provide oversight of corporate governance and ethical conduct. The Nominating and Governance Committee members are Messrs. Ames (chairman), Guelich, Higginson and Thompson. Each current member of the Nominating and Governance Committee is, and each member of this committee during fiscal 2009 was, an independent director as defined by the Nasdaq Marketplace Rules.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Compensation Committee consisted of Ms. Bevier (who served as chairman) and Messrs. Higginson and Ames. None of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that has had one or more executive officers that served as a member of the Company’s Board of Directors or Compensation Committee.

Related Person Transactions Policy and Procedures

As set forth in the written charter of the Audit Committee of the Board of Directors, any related person transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related persons include any director or executive officer, certain shareholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related person transaction, the Company requires each director and executive officer to complete a questionnaire each year requiring disclosure of any prior or proposed transaction with the Company in which the director, executive officer or any immediate family member might have an interest. Each director and executive officer is directed to notify the Company’s Senior Vice President and General Counsel of any such transaction that arises during the year and the Company’s Chief Accounting Officer reports to the Audit Committee on a quarterly basis regarding any potential related person transaction. In addition, the Board of Directors determines on an annual basis which directors meet the definition of independent director under the Nasdaq Marketplace Rules and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. A copy of the Company’s “Policy and Procedures for Approving Related-Person Transactions” is available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Certain Relationships and Related Person Transactions

The Company’s Articles limit the liability of the Company’s directors for monetary damages arising from their conduct as directors, except to the extent otherwise required by the Articles and the Washington Business Corporation Act. The Articles also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Washington law, including in circumstances in which indemnification is otherwise discretionary under Washington law. The Company has entered into indemnification agreements with the Company’s directors and executive officers for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

Pursuant to these indemnification agreements, the Company has advanced or indemnified certain current and former directors and officers for fees and expenses incurred by them in connection with the Special Committee’s review of the Company’s stock option practices, including a review of our underlying stock option documentation and procedures, and the previously disclosed restatement of the Company’s financial statements, legal proceedings and other matters related to the Company’s stock option practices, all as described in the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2009, which is being mailed to shareholders of the Company with this proxy statement, and available online at www.proxyvote.com and www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

Meetings of the Board of Directors and Standing Committees; Attendance at Annual Meetings

The Company’s Board of Directors met or acted by unanimous written consent 8 times during fiscal 2009. The Audit Committee met 7 times and the Compensation Committee met or acted by unanimous written consent 9 times. During fiscal 2009, the Nominating and Corporate Governance Committee met 3 times. The outside directors met 3 times during fiscal 2009, with no members of management present. Each member of the Board of Directors attended 75% or more of the Board of Directors meetings during fiscal 2009. Each member of the Board of Directors who served on one or more of the Standing Committees attended at least 75% of the applicable committee meetings during fiscal 2009, except that Mr. Thompson attended 5 of the 7 Audit Committee meetings and 2 of the 3 Nominating and Corporate Governance Committee meetings in fiscal 2009. All directors are also expected to be present at the Company’s annual meetings of shareholders. All directors attended the Company’s annual meeting in 2009.

Director Nomination

Criteria for Nomination to the Board of Directors.  The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the Nasdaq Marketplace Rules, that members of the Company’s Audit Committee meet the financial literacy requirements under the Nasdaq Marketplace Rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, the ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Shareholders Proposals for Nominees.  The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee. Such nominations should be submitted in the time frame described in the Bylaws of the Company and under the caption “Shareholder Proposals for the Annual Meeting for Fiscal Year End 2010” below.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees for the Board of Directors is initiated by conducting an assessment of critical Company and Board of Directors needs based on the present and future strategic objectives of the Company and the specific skills required for the Board of Directors as a whole and for each Board committee. The Nominating Committee has currently retained two third-party search firms to identify qualified candidates. The Nominating Committee provides guidance to the search firms as to the particular skills, experience and other characteristics the Nominating Committee is seeking in potential candidates. The search firms will also interview other members of the Board of Directors regarding potential candidates. The third-party search firms will identify potential candidates and prepare background materials on these candidates which will be provided to the members of the Nominating Committee for their review. The third-party search firms will interview those candidates the Nominating Committee determines merit further consideration. The third-party search firms also will complete reference checks on the candidates. Serious candidates meet with all members of the Board of Directors, and as many of the Company’s executive officers as practical. Using the input from such interviews and the information obtained by the Nominating Committee, the full Board of Directors determines whether to appoint a candidate to the Board of Directors. The Nominating Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

The nominees to the Board of Directors described in this Proxy Statement were approved unanimously by the Company’s directors.

Communications with Directors

Shareholders who wish to communicate with our Directors may do so by contacting them c/o Corporate Secretary, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. As set forth in the Company’s Corporate Governance Guidelines, a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, these communications will be forwarded by the Corporate Secretary to a Board member, Board committee or the full Board of Directors as appropriate.

Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics that applies to all of our senior financial officers, including our Chief Executive Officer, Chief Finance Officer and Chief Accounting Officer. The Code of Ethics is posted on the Company’s website. The Internet address for our website is www.f5.com and the Code of Ethics may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website. A copy of the Code of Ethics may be obtained without charge by written request to the Company’s Secretary. We also have a separate Code of Ethics that applies to all of the Company’s employees, which may also be found under the “About F5 — Investor Relations — Corporate Governance” section of our website.

Legal Proceedings

Beginning on or about May 24, 2006, several derivative actions were filed against certain of our current and former directors and officers. These derivative lawsuits were filed in: (1) the Superior Court of King County, Washington, as In re F5 Networks, Inc. State Court Derivative Litigation (Case No. 06-2-17195-1 SEA), which consolidates Adams v. Amdahl, et al. (Case No. 06-2-17195-1 SEA), Wright v. Amdahl, et al. (Case No. 06-2-19159-5 SEA), and Sommer v. McAdam, et al. (Case No. 06-2-26248-4 SEA) (the “State Court Derivative Litigation”); and (2) the U.S. District Court for the Western District of Washington, as In re F5 Networks, Inc. Derivative Litigation, Master File No. C06-0794RSL, which consolidates Hutton v. McAdam, et al. (Case No. 06-794RSL), Locals 302 and 612 of the International Union of Operating Engineers-Employers Construction Industry Retirement Trust v. McAdam et al. (Case No. C06-1057RSL), and Easton v. McAdam et al. (Case No. C06-1145RSL) (the “Federal Court Derivative Litigation”). On August 2,

2007, another derivative lawsuit, Barone v. McAdam et al. (Case No. C07-1200P) was filed in the U.S. District Court for the Western District of Washington. The Barone lawsuit was designated a related case to the Federal Court Derivative Litigation on September 4, 2007. The complaints generally allege that certain of our current and former directors and officers, including, in general, each of our current outside directors (other than Deborah L. Bevier and Scott Thompson who joined our Board of Directors in July 2006 and January 2008, respectively) breached their fiduciary duties to the Company by engaging in alleged wrongful conduct concerning the manipulation of certain stock option grant dates. We are named solely as a nominal defendant against whom the plaintiffs seek no recovery. Our combined motion to consolidate and stay the State Court Derivative Litigation was granted in a court order dated April 3, 2007. Our motion to dismiss the consolidated federal derivative actions based on plaintiffs’ failure to make demand on our Board of Directors prior to filing suit was granted in a court order dated August 6, 2007 with leave to amend the allegations in plaintiffs’ complaint. Plaintiffs filed an amended consolidated federal derivative action complaint on September 14, 2007. We filed a motion to dismiss the amended complaint based on plaintiff’s failure to make demand on our Board of Directors prior to filing suit. Our dismissal motion remains pending before the federal court as we intend to continue to vigorously pursue dismissal of the derivative actions. Due to the inherent uncertainties of litigation, we are unable to predict the outcome of these matters at this time.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report to Shareholders on Form 10-K for the fiscal year ended September 30, 2009.

Members of the Compensation Committee:

Deborah L. Bevier, Chair
Alan J. Higginson
A. Gary Ames

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s philosophy concerning compensation for executive officers is to directly link their compensation to and to reward executive officers for continuous improvements in the Company’s financial performance and the creation of shareholder value. The key elements of this philosophy are as follows:

•	provide a competitive total compensation package that enables the Company to attract, motivate, reward and retain executive officers who contribute to the Company’s success;

•	provide incentive compensation that is linked to the performance of the Company and aligns the interests of executive officers with the long-term interests of shareholders; and

•	establish incentives that relate to the Company’s quarterly, annual and long-term business strategies and objectives.

The Compensation Committee believes that the Company’s executive compensation should also reflect each executive officer’s qualifications, experience, role and personal performance, and the Company’s performance achievements.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to correlate executive compensation with the Company’s business objectives and performance and the creation of shareholder value, and to enable the Company to attract, retain and reward key executive officers who contribute to its long-term success.

Elements of Our Compensation Program

The three primary components of our executive compensation program are; (i) base salary, (ii) incentive compensation in the form of cash bonuses, and (iii) equity compensation.

Base Salary.

Base salary is the guaranteed element of employees’ annual cash compensation. Executive officers’ base salaries are set at levels that reflect their specific job responsibilities, experience, qualifications, job performance and potential contributions, market data from two salary surveys covering technology companies in comparable areas (“Survey Companies”) and compensation paid to comparable executives as set forth in proxy statements for a peer group of 29 companies (“Peer Group Companies”) developed by an outside independent compensation consultant (See “Factors Considered — Benchmarking”). Base salaries are reviewed and generally adjusted annually and may also be adjusted from time to time in recognition of individual performance, promotions and marketplace competitiveness. The base salaries of the executive officers, including Mr. McAdam, are generally set at or near the 50th percentile range of base compensation for comparable executive officers in the Peer Group Companies.

Incentive Compensation.

The Compensation Committee believes that incentives based on attaining or exceeding established financial targets, properly align the interests of the executive officers with the interests of the shareholders. All of our executive officers participate in the Incentive Compensation Plan for Executive Officers (“Incentive Plan”). The Incentive Plan is a cash incentive bonus plan, with each executive officer assigned a target bonus amount expressed as a percentage of such executive officer’s base salary, ranging from 30% to 80%. The Compensation Committee determines each of these target bonus percentages based on its assessment of the impact each position had on the Company’s financial performance and compensation data from the Survey Companies and Peer Group Companies provided by the outside consultant. The total direct cash compensation (base salary plus the target bonus) of the executive officers, including Mr. McAdam, is generally set at or near the 50th percentile range of total direct cash compensation for comparable executive officers at the Survey Companies and the Peer Group Companies.

If earned, the cash incentive bonus is paid quarterly. 50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter, and 50% is based on the Company achieving target EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter. Each such target is determined by the Compensation Committee. See footnote (3) of the Grants of Plan-Based Awards Table for Fiscal 2009 for information regarding the targets for fiscal 2009. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. Results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. For example, if 90% of the revenue goal and 85% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 87.5%. If 90% of the revenue goal and 105% of the EBITDA are achieved, the EBITDA goal is capped at 100% and the quarterly cash incentive bonus is paid out at 95%. If 100% of the revenue goal and 120% of the EBITDA goal are achieved, the quarterly cash incentive bonus is paid out at 110% since both goals were achieved at 100% or more.

The Compensation Committee retains some discretion in the administration of the Incentive Plan. In calculating the percentage of target EBITDA achieved for the second quarter of fiscal 2009, the Compensation Committee determined it was appropriate to exclude from this calculation a charge for a patent-related legal settlement and a portion of the restructuring charge, both recorded by the Company in the second quarter of fiscal 2009. The Compensation Committee noted that the patent-related legal settlement charge was an unusual expense that did not reflect or arise from operating decisions made by the executive officers and that the settlement was on terms favorable to the Company. The restructuring charge related to a workforce reduction and the closure of certain facilities initiated by the Company in January 2009 due to conditions in the economic and business environment. The Compensation Committee noted that this restructuring was completed in an efficient and timely manner, and along with other cost reduction and expense control initiatives, resulted in strong operating results for the Company, including an operating margin and cash flow which exceeded the Company’s guidance for the second quarter of fiscal 2009. The Compensation Committee did not exclude that portion of the restructuring charge for the salaries, health benefits and employment tax expenses that would have been paid through the end of the second quarter of fiscal 2009 for those employees whose positions were eliminated in connection with the restructuring since these expenses were included in the quarterly EBITDA target previously approved by the Compensation Committee. As a result, the Company achieved a lower percentage of the target EBITDA than if the full restructuring charge had been excluded. This approach resulted in a further reduction in the cash incentive bonus paid to the executive officers for the second quarter of fiscal 2009.

In fiscal 2009, the Company achieved 91.4% of the annual revenue target and 97.3% of the annual adjusted EBITDA target. As a result, the executive officers earned 94.3% of their total target cash incentive bonus in fiscal 2009. The Compensation Committee believes that the cash incentive bonuses paid to the executive officers for performance in fiscal 2009 were merited in that despite a very challenging economic and business environment, revenue increased slightly as compared to fiscal 2008 and the Company maintained solid gross and operating margins. In the fourth quarter of 2009, the Company achieved record quarterly revenue and received its largest single order of approximately $35 million. The Company generated record cash flow of $202 million and ended fiscal 2009 with $574 million in cash and investments, after completing the repurchase of approximately $87.4 million of the Company’s common stock. During fiscal 2009, the Company’s stock price increased 71% and the Company completed a refresh of its entire BIG-IP® application delivery controller product line, released a new version 10.0 of the Company’s Traffic Management Operating System, and maintained its market share leadership position in both the basic and advanced application delivery controller markets and record levels of customer satisfaction in all regions.

Equity Compensation.

The Compensation Committee believes that equity ownership aligns the interests of executive officers with those of the shareholders and provides significant motivation to executive officers to maximize value for the Company’s shareholders. In accordance with this belief, the Compensation Committee periodically approves grants of equity compensation under the Company’s equity incentive plan. The amounts of these grants are based on the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company’s success, equity compensation data from Survey Companies and Peer Group Companies provided by the outside consultant, previous grants to each officer, and recruitment and retention considerations. The types of awards include stock options and restricted stock units (“RSUs”). The value of equity compensation grants to each of the executive officers, including Mr. McAdam, is generally set between the 50th and 75th percentile range of the value of the most recent long-term incentive compensation grants to comparable executive officers in the Survey Companies and Peer Group Companies.

In January 2007, the Board of Directors approved and adopted a “Policy Regarding the Granting of Equity-Based Compensation Awards,” a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com. This Policy provides that the Compensation Committee or the Board of Directors, as applicable, shall approve equity awards to existing employees and service providers (other than newly-promoted individuals and non-employee directors) on an annual basis on August 1 (or, if such day is not a business day, on the following business day). These annual equity awards vest in quarterly increments over a two year period. Equity awards to newly-hired employees and service providers (other than non-employee directors) and to newly-promoted individuals shall be approved on a quarterly basis on February 1, May 1, August 1 and November 1 (or, if such day is not a business day, on the following business day). These new-hire and promotion grants generally vest over a 4 year period, with 25% vesting on the first anniversary of the award and the balance vesting in equal quarterly increments over the following 3 years. The Compensation Committee or the Board of Directors, as applicable, may approve equity awards outside of the new hire grant date to select individuals in the event of extraordinary circumstances. Prior to each annual meeting of shareholders, the Compensation Committee reviews and recommends to the Board of Directors for approval the amount and terms of any equity awards to be granted to non-employee directors. The Board of Directors approves all equity awards to be granted to non-employee directors on the date of the annual meeting of shareholders.

Since December 2006, the Board of Directors and Compensation Committee have included a performance-based component in the annual equity awards granted to the executive officers. The vesting of 50% of each annual equity award to the executive officers is subject to the Company achieving specified performance targets over the two year period following the awards (25% in the first four quarters and 25% in the second four quarters following the awards). The Compensation Committee sets these targets on an annual basis. The Compensation Committee reviews and evaluates revenue and expense projections proposed by management and considers industry, competitive and economic trends in setting these targets. The vesting of performance-based equity awards granted in fiscal years 2006 through 2008 was subject to the Company achieving specified percentage increases in total revenue. These performance-based awards vested quarterly, based on the increase, if any, in quarterly revenue as compared to the same quarter in the previous fiscal year, and the amount of that increase, if any, as compared to the total revenue increase target for the applicable four quarters. Once vested, except as provided by law, these performance-based awards were not subject to adjustment or recovery.

Total revenue increased by approximately 12% in the fourth quarter of fiscal 2008 and first quarter of fiscal 2009 as compared to total revenue in the fourth quarter of fiscal 2007 and first quarter of fiscal 2008, resulting in the Named Executive Officers earning for those two quarters 54.1% of the remaining performance-based equity awards (the 25% of the aggregate number of RSUs that are subject to the Company achieving specified performance targets in the second four quarters following the award) from the grant dated August 1, 2007 and the initial performance-based equity awards (25% of the aggregate number of RSUs that are subject to the Company achieving specified performance targets in the first four quarters following the award) from the grant dated August 1, 2008. No additional performance-based equity awards were earned by the Named Executive Officers for the second and third quarters of fiscal 2009.

For the performance-based equity awards approved in fiscal 2009 for the Named Executive Officers (as identified in the Summary Compensation Table for Fiscal 2009 below) and the remaining performance-based equity awards in the grant dated August 1, 2008, the Compensation Committee elected to utilize the performance formula, revenue and EBITDA targets established for the Incentive Plan. See footnote (4) of the Grants of Plan-Based Awards Table in Fiscal 2009 for additional information regarding the performance-based equity compensation program approved in fiscal 2009. For the fourth quarter of fiscal 2009, the Company achieved 92.7% of the quarterly revenue target and 113% of the quarterly EBITDA target. As a result, the Named Executive Officers earned 96.4% of performance-based equity awards for the fourth quarter of fiscal 2009.

The Compensation Committee continues to believe that revenue growth is an important measure for the performance-based equity awards as the Company’s ability to consistently grow revenue is an important element in maintaining and growing shareholder value and furthers the shared interests of the Company’s executive officers and shareholders. The focus on revenue growth is balanced by the EBITDA targets intended to ensure that the Company appropriately manages operating risks and maintains its gross margin and operating margin targets while growing its revenue base. The Compensation Committee believes that using the same performance formula and targets for the Incentive Plan and the performance-based equity awards provides a balance of performance incentives to motivate executive officers and maximize value for the Company’s shareholders, and is administratively efficient in that performance-based equity awards, if any, will be calculated and issued on a quarterly basis. Equity awards not earned for any quarter will be forfeited and, except as provided by law, issued awards will not be subject to future adjustments or recovery. In accordance with the 2005 Plan, a Named Executive Officer must be employed by the Company or its affiliates on each vesting date in order to receive the shares of Common Stock issuable upon such vesting date.

Pursuant to the Company’s “Insider Trading Policy,” a copy of which may be found under the “About F5 — Investor Relations — Corporate Governance” section of our website, www.f5.com, the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The policy specifically prohibits directors, officers and other employees, and their family members, from engaging in short sales of the Company’s securities, transactions in puts, calls or other derivative securities on an exchange or in any other organized market, and certain hedging transactions related to the Company’s securities. In addition, directors, officers and other employees are prohibited, except under certain limited exceptions, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Other Benefits and Perquisites.

The Company’s executive officers participate in broad-based benefit plans that are available to other employees. With the exception of an internet service stipend, the Company does not currently provide additional material perquisites for its executive officers.

How Each Element Fits Into our Overall Compensation Objectives and Affects Other Elements of Compensation

Consistent with our philosophy that a significant amount of the executive officers’ compensation should be directly linked to the performance of the Company and align the interests of executive officers with the long-term interests of shareholders, a majority of the executives’ compensation is based on the Company achieving certain performance and financial targets. We do not have an exact formula for allocating between cash and equity compensation, but target total direct cash compensation (base salary plus the target bonus) of the executive officers is at or near the 50th percentile range of total cash compensation for comparable executive officers in the Peer Group Companies, and total direct compensation (cash and equity compensation) is between the 50th and 75th percentiles.

Impact of Accounting and Tax Treatments of a Particular Form of Compensation

The accounting and tax treatment of the elements of our compensation program is one factor considered in the design of the compensation program. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code” or “Internal Revenue Code”), the federal income tax deduction for certain types of compensation paid to the chief executive officer and the three other most highly compensated executive officers of publicly held companies (other than the chief executive officer and principal financial officer) is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The

Compensation Committee is aware of this limitation and has decided that it is not appropriate at this time to limit the Company’s discretion to design the compensation packages payable to the Company’s executive officers to comply with these deductibility guidelines.

Factors Considered — Benchmarking

The Compensation Committee conducts an annual review of the executive compensation program and utilizes peer and survey group data to help set proper compensation levels. For fiscal years 2008 and 2009, the Compensation Committee retained an outside independent compensation consultant, Towers Perrin, to assist it in this review and to conduct a competitive review of the total direct compensation (cash and equity compensation) for the Company’s executive officers. The Compensation Committee instructed Towers Perrin to collect base salary, total cash, long-term incentive, and total direct compensation data and to analyze and compare on a pay rank and position basis our executive officers’ compensation with the compensation paid to comparable executives as set forth in proxy statements for the Peer Group Companies developed by Towers Perrin and approved by the Compensation Committee. The following is a list of these Peer Group Companies:

ADC Telecommunications Inc.	Emulex Corp.	Quest Software
ADTRAN Inc.	Finisar Corp.	Red Hat Inc.
Avocent Corp.	Foundry Networks Inc.	Riverbed Technology
BEA Systems Inc.	Henry (Jack) & Associates Inc.	SonicWALL Inc.
Blue Coat Systems Inc.	Juniper Networks Inc.	Sonus Networks Inc.
BMC Software Inc.	Level 3 Communications Inc.	Symantec Corp.
CIENA Corp.	McAfee Inc.	Sybase Inc.
Citrix Systems Inc.	Network Appliance Inc.	VeriSign Inc.
Cogent Inc.	Progress Software Corp.	Websense Inc.
Comverse Technology Inc.	QLogic Corp.

Towers Perrin also analyzed and compared our executive officers’ compensation with the compensation paid to comparable executives based on compensation data published in the Radford Executive Survey for companies in the Software/Network sector with revenues from $500 million to $1 billion and the IPAS High

Technology Survey for companies with revenues from $250 million to $1 billion. The following companies participated in the Radford Executive Survey:

3COM	Intermec	Resmed
Aspect Communications	Intersil	RF Micro Devices
Avande	ITG	Samsung Austin Semiconductor
BAE — NES	Itron	SEH America
BAE — Information Technology	Kaiser Permantente-KPIT	Sensus Metering Systems
BAE — National Security Solutions	Komag	SGI
Brocade Communications Systems	Kronos	Skyworks Solutions
Brooks Automation	Kulicke and Soffa	Spirent Communications
Carl Zeiss Meditec	Leapfrog Enterprises	Sumco USA Phoenix
Checkfree	Loral Space and Communications	SVB Financial Group
Ciena	Meggitt-USA	Sybase
Cognos	Mentor Graphics	Tekelec
Coherent	Microchip Technology	THQ
Conexant Systems	Misys Healthcare Systems	Tibco Software
Cubic Corporation	Mitsubishi Digital Electronics America	Tokyo Electron US Holdings
Cymer	National Instruments	Toshiba America Business Solutions
Dresser Wayne	Navis	Toshiba America Medical System
ECC	Navteq	Trend Micro
Emdeon Business Services	NDS	Trimble Navigation
Entegris	NEC-Electronics America	United Online
Flir Systems	NetFlix	Varian Semiconductor Equipment
Fujitsu America	Novell	Verigy US
General Atomics	Omnivision Technologies	Viasat
Harris Stratex Networks	Orbital Sciences	Vishay-Siliconix
Hitachi High Technologies	Panduit	VMWare
Holigic	Plantronics	Vonage
Hutchinson Technology	Polycom	Welch Allyn
Hyperion Solutions	Powerwave Technologies	Xerox International Partners
Input/Output	Quantum	Zebra Technologies
Integrated Device Technology	RCN

The following companies participated in the IPAS High Technology Survey:

Affymetrix	Hand Held Products	PMC — Sierra Inc.
Akamai Technologies	Hitachi Data Systems	Polycom
Altiris Inc.	Hyperion Solutions	Progress Software
Ansys Inc.	I2 Technologies	Quantum
Aspect Software	Intermec	Radisys
Aspen Technology	JDA Software Group	Red Hat Inc.
Avid Technology	Keane, Inc.	SalesForce.com
Axcelis Technologies	Lawson Softare	Silicon Graphics
BEA Systems	Lenovo Group, LTD.	Silicon Laboratories
Brocade Communications Systems	Lionbridge Technologies	Sonus Networks
Brooks Automation	McAfee Inc.	Spirent Communications
Cognos	Mentor Graphics	SPSS Inc.
Comverse Technologies	Misys, PLC	Standard Microsystems
Cymer	MKS Instruments	Sterling Commerce
Doubleclick, Inc.	National Instruments	Stratus Technologies
Extreme Networks	NavTeq	Sybase Inc.
FEI Company	Nice Systems	Telecordia Technologies
Foundry Networks	Novell	Tisco Software Inc.
Flir Systems	Open Text Corp	Trimble Navigation
Fujitsu America	Openwave Systems	Wind River Systems
General Atomics	Parexel International	Zoran Group

Towers Perrin provided to the Committee in June 2008 a report entitled “Executive Compensation Market Review” (“Executive Compensation Review”) which included the information referenced above. The Committee consulted with Towers Perrin in July 2009, and was advised by Towers Perrin that the data in the Executive Compensation Review could also be utilized by the Committee in its deliberations in fiscal 2009.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee annually assesses the performance of, and recommends to the full Board of Directors base salary and incentive compensation for the Company’s President and Chief Executive Officer. The Company’s President and Chief Executive Officer recommends to the Compensation Committee annual base salary and incentive compensation adjustments for the other executive officers.

Employment Contracts and Change-in-Control Arrangements

In May 2009, after an extensive review process and in consultation with Towers Perrin and outside legal counsel, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved the Company entering into change of control agreements with each of the Named Executive Officers (See “Potential Payments Upon Termination or Change in Control”). The Compensation Committee recognizes the threat or possibility of an acquisition by another company or some other change of control event can be a distraction and believes that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued full attention and dedication of the Named Executive Officers notwithstanding the possibility, threat or occurrence of such an event. See the “2009 Potential Payments Upon Termination or Change in Control Table” for additional information regarding the potential payments and benefits that each Named Executive Officer could receive pursuant to the change of control agreements.

There are currently no other written employment contracts with any of the Named Executive Officers. Each such officer is an “at-will” employee, and his employment may be terminated anytime with or without cause. The RSU and option grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs and options will accelerate and such RSUs and options will become fully vested. We believe that such change-in-control provisions provide an additional tool for attracting and retaining key executive officers.

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered to us by (a) our Chief Executive Officer (the “CEO”), (b) our Chief Accounting Officer (the “CAO”) and (c) our three other most highly compensated executive officers who were serving as our executive officers at the end of fiscal 2009. These executive officers, together with the CEO and CAO, are collectively referred to as the “Named Executive Officers.”

Summary Compensation Table for Fiscal 2009

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(5)	($)(6)

John McAdam	2009	$595,606	$2,923,275	$0	$448,654	$600	$3,968,135
President and Chief	2008	$557,956	$6,273,355	$0	$436,565	$600	$7,268,476
Executive Officer	2007	$495,508	$4,822,443	$0	$420,283	$600	$5,738,834
John Rodriguez	2009	$233,991	$838,244	$0	$66,227	$4,600	$1,143,062
Senior VP and Chief	2008	$213,529	$1,532,124	$0	$62,684	$4,600	$1,812,937
Accounting Officer	2007	$198,803	$1,300,671	$0	$63,233	$4,600	$1,567,307
Karl Triebes	2009	$389,623	$841,806	$0	$183,350	$4,600	$1,419,379
Senior VP of Product	2008	$367,913	$1,551,908	$207,702	$180,094	$4,600	$2,312,217
Development and Chief Technical Officer	2007	$342,698	$1,250,652	$480,493	$181,670	$4,600	$2,260,113
Mark Anderson(4)	2009	$334,404	$1,198,105	$6,006	$189,275	$4,600	$1,732,390
Senior VP of Worldwide Sales	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—
Jeffrey A. Christianson(4)	2009	$340,772	$1,447,493	—	$106,995	$4,600	$1,899,860
Senior VP and General	2008	—	—	—	—	—	—
Counsel	2007	—	—	—	—	—	—

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009 for the RSUs granted to the Named Executive Officers in fiscal 2009 as well as prior fiscal years, in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2009. These amounts reflect the Company’s accounting expense for these awards, rather than the amount paid or to be realized by the Named Executive Officers.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009 for the options granted to the Named Executive Officers in prior fiscal years, in accordance with ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the years ended September 30, 2009 and September 30, 2006. These amounts reflect the Company’s accounting expense for these awards, rather than the amount paid or to be realized by the Named Executive Officers. No options were granted to Named Executive Officers during fiscal 2009.

(3)	This column represents the total cash incentive bonus paid to the Named Executive Officers in fiscal 2009 under the Incentive Plan. 50% of the cash incentive bonus is based on the Company achieving target revenue for each quarter, and 50% is based on the Company achieving target EBITDA for each quarter. In fiscal 2009, the Company achieved 91.4% of the annual revenue target and 97.3% of the annual EBITDA target. As a result, the executive officers earned 94.3% of their target cash incentive bonus in fiscal 2009. For additional information, see footnote (3) of the Grants of Plan-Based Awards for Fiscal 2009 Table.

(4)	Messrs. Anderson and Christianson were not Named Executive Officers in fiscal years 2008 or 2007.

(5)	Items in column are outlined in the following table:

Items in All Other Compensation Column for Fiscal 2009

	Company	Internet
	Contributions	Service	Total All Other
Name	to 401(k) Plan	Stipend	Compensation ($)

John McAdam	$0	$600	$600
John Rodriguez	$4,000	$600	$4,600
Karl Triebes	$4,000	$600	$4,600
Mark Anderson	$4,000	$600	$4,600
Jeffrey A. Christianson	$4,000	$600	$4,600

(6)	The Company did not provide any discretionary bonus for the 2009, 2008 and 2007 fiscal years and does not have a pension or nonqualified deferred compensation plan.

Grants of Plan-Based Awards in Fiscal 2009

									All Other
									Stock
									Awards:	Grant
			Estimated Possible			Estimated Possible			Number	Date Fair
			Payouts Under Non-equity			Payouts Under Equity			of Shares	Value of
			Incentive Plan Awards(3)			Incentive Plan Awards(4)			of Stock	Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)(5)	($/Sh)(6)

John McAdam	8/3/2009(1)	7/31/2009	—	—	—	63,000	70,000	N/A	70,000	$5,308,800
	(2)	10/17/2008	$380,444	$475,555	N/A	—	—	—	—	—
John Rodriguez	8/3/2009(1)	7/31/2009	—	—	—	18,000	20,000	N/A	20,000	$1,516,800
	(2)	10/16/2008	$56,158	$70,198	N/A	—	—	—	—	—
Karl Triebes	8/3/2009(1)	7/31/2009	—	—	—	18,000	20,000	N/A	20,000	$1,516,800
	(2)	10/16/2008	$155,475	$194,344	N/A	—	—	—	—	—
Mark Anderson	8/3/2009(1)	7/31/2009	—	—	—	18,000	20,000	N/A	20,000	$1,516,800
	(2)	10/16/2008	$160,500	$200,625	N/A	—	—	—	—	—
Jeffrey A. Christianson	8/3/2009(1)	7/31/2009	—	—	—	18,000	20,000	N/A	20,000	$1,516,800
	(2)	10/16/2008	$90,729	$113,412	N/A	—	—	—	—	—

(1)	Restricted stock units granted under the 2005 Plan. No options were granted to the Named Executive Officers in fiscal 2009.

(2)	Represents the cash incentive bonus for fiscal 2009 awarded under the Incentive Plan. The Compensation Committee approved for recommendation to the Board of Directors the fiscal 2009 target bonus amount for Mr. McAdam and approved the fiscal 2009 target bonus amounts for Messrs. Rodriguez, Triebes, Anderson and Christianson on October 16, 2008. The Board of Directors approved the fiscal 2009 target bonus amount for Mr. McAdam on October 17, 2008.

(3)	50% of the cash incentive bonus is based on the Company achieving target revenue for the quarter and 50% is based on the Company achieving target EBITDA for the quarter. No cash incentive bonus will be paid for results less than 80% of an applicable target. The cash incentive bonus is paid on a linear basis above 80% of the targeted goals. For example, 85% of the possible cash incentive bonus will be paid for revenue or EBITDA at 85% of the applicable target. Similarly, 105% of the possible cash incentive bonus will be paid for revenue or EBITDA at 105% of the applicable target. However, results for both targets must equal or exceed 100% for the total cash incentive bonus to be paid at 100% or more. In fiscal 2009, the quarterly revenue targets for purposes of the Incentive Plan were $171.3 million, $174.1 million, $180.9 million and $188.9 million, for an annual target of $715.2 million; and the quarterly EBITDA targets were $34.2 million, $36.0 million, $37.8 million and $40.1 million, for an annual target of $148.1 million. The actual cash incentive bonus paid for fiscal 2009 is set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2009.

(4)	Represents (i) 25% of the aggregate number of RSUs in the grant dated August 3, 2009 which are subject to the Company achieving specified quarterly revenue and EBITDA goals during the period beginning in the fourth quarter of fiscal 2009 through the third quarter of fiscal 2010 (the “2009 Performance Award”); and (ii) 25% of which are subject to the Company meeting specified quarterly performance criteria as will be set by the Compensation Committee for the period beginning in the fourth quarter of fiscal 2010 through the third quarter of fiscal 2011. 50% of the 2009 Performance Award is based on achieving at least 80% of the revenue goal and the other 50% is based on achieving at least 80% of the EBITDA goal. The 2009 Performance Award, if any, is paid on a quarterly basis linearly above 80% of the targeted goals. For example, if the executive officer’s 2009 Performance Award is 10,000 RSUs and the performance award for that quarter is paid out at 100%, the executive officer would receive 2,500 RSUs. The quarterly revenue targets for the 2009 Performance Award Plan are $188.9 million, $170 million, $168 million and $171 million, and the quarterly EBITDA targets are $40.1 million, $38.3 million, $36.7 million and $38.5 million. At least 100% of both goals must be attained in order for the 2009 Performance Award to be awarded over 100%. Each goal is evaluated individually and subject to the 80% achievement threshold and 100% over-achievement threshold. If 90% of the revenue goal and 85% of the EBITDA goal are achieved, the performance award for that quarter is paid out at 87.5%. If 90% of the revenue goal and 105% of the EBITDA are achieved, the EBITDA goal is capped at 100% and the performance award for that quarter is paid out at 95%. If 100% of the revenue goal and 120% of the EBITDA goal are achieved, the performance award for that quarter is paid out at 110% since both goals were achieved at 100% or more.

(5)	Represents 50% of the aggregate number of RSUs in the grant dated August 3, 2009, which vest in equal quarterly increments over two years, until such portion of the grant is fully vested on August 1, 2011. The holder of the RSU award does not have any of the benefits of ownership of the shares of Common Stock subject to the award, such as the right to vote the shares or to receive dividends, unless and until the RSU vests and the shares are issued.

(6)	The column shows the full grant date fair value of RSUs in accordance with ASC Topic 718 granted to the Named Executive Officers in fiscal 2009. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the vesting period of the award. The grant date fair value of the Equity Incentive Plan Awards is calculated based on the target payout. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2009. These amounts reflect the Company’s accounting expense for those awards, rather than the amount paid or to be realized by the Named Executive Officers.

Outstanding Equity Awards at September 30, 2009

	Options Awards							Stock Awards
Equity
Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market
										Awards:	or Payout
					Equity					Number of	Value of
					Incentive					Unearned	Unearned
					Plan				Market	Shares,	Shares,
					Awards:				Value of	Units or	Units or
			Number of	Number of	Number of			Number of	Shares or	Other	Other
			Securities	Securities	Securities			Shares or	Units of	Rights	Rights
			Underlying	Underlying	Underlying			Units of	Stock That	That	That
			Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Have Not	Have Not	Have Not
			Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Vested	Vested	Vested
Name	Grant Date		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	($)(6)	(#)	($)(9)

John McAdam	—		—	—	N/A	$—	—	98,650 (2)	$3,909,500	98,650 (7)	$3,909,500
John Rodriguez	—		—	—	N/A	$—	—	28,400 (3)	$1,125,492	28,400 (8)	$1,125,492
Karl Triebes	8/16/2004	(1)	113,000	0	N/A	$11.405	8/16/2014	N/A	N/A	N/A	N/A
	—		—	—	N/A	$—	—	28,400 (3)	$1,125,492	28,400 (8)	$1,125,492
Mark Anderson	—		—	—	N/A	$—	—	62,150 (4)	$2,463,005	28,400 (8)	$1,125,492
Jeffrey A. Christianson	—		—	—	N/A	$—	—	53,400 (5)	$2,116,242	28,400 (8)	$1,125,492

(1)	Option granted in connection with initial hiring to purchase up to 600,000 shares of Common Stock at a price per share of $11.405, 25% of which vested on the first anniversary date of the grant, with the balance vesting in equal monthly installments over the following three year period.

(2)	Comprised of the following equity awards dated (i) August 1, 2008 of which 28,650 RSUs vest in equal quarterly increments through August 1, 2010; and (ii) August 3, 2009 of which 70,000 RSUs vest in equal quarterly increments through August 1, 2011 as set forth in footnote (5) to the Grants of Plan Based Awards for Fiscal 2009 Table.

(3)	Comprised of the following equity awards dated (i) August 1, 2008 of which 8,400 RSUs vest in equal quarterly increments through August 1, 2010; and (ii) August 3, 2009 of which 20,000 RSUs vest in equal quarterly increments through August 1, 2011 as set forth in footnote (5) to the Grants of Plan Based Awards for Fiscal 2009 Table.

(4)	Comprised of the following equity awards dated (i) November 1, 2007 of which 33,750 RSUs vest in equal quarterly increments through November 1, 2011; (ii) August 1, 2008 of which 8,400 RSUs vest in equal quarterly increments through August 1, 2010; and (iii) August 3, 2009 of which 20,000 RSUs vest in equal quarterly increments through August 1, 2011 as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2009 Table.

(5)	Comprised of the following equity awards dated (i) December 1, 2006 of which 25,000 RSUs vest in equal quarterly increments through December 1, 2010; (ii) August 1, 2008 of which 8,400 RSUs vest in equal quarterly increments through August 1, 2010; and (iii) August 3, 2009 of which 20,000 RSUs vest in equal quarterly increments through August 1, 2011 as set forth in footnote (5) to the Grants of Plan-Based Awards for Fiscal 2009 Table.

(6)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($39.63) on September 30, 2009.

(7)	Comprised of the following equity awards dated (i) August 1, 2008 of which 28,650 RSUs shall be fully vested on August 1, 2010 subject to the Company achieving specified performance criteria; and (ii) August 3, 2009 of which 70,000 RSUs shall vest during the period ending on August 1, 2011 as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2009 Table, subject to the Company achieving specified performance criteria.

(8)	Comprised of the following equity awards dated (i) August 1, 2008 of which 8,400 shall be fully vested on August 1, 2010 subject to the Company achieving specified performance criteria; and (ii) August 3, 2009 of which 20,000 shall vest during the period ending on August 1, 2011 as set forth in footnote (4) to the Grants of Plan-Based Awards for Fiscal 2009 Table, subject to the Company achieving specified performance criteria.

(9)	Calculated by multiplying the number of unearned RSUs that have not vested held by the Named Executive Officer by the closing price of the Common Stock ($39.63) on September 30, 2009.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)	($)(2)

John McAdam	—	$—	98,271	$2,570,981
John Rodriguez	—	$—	27,390	$718,545
Karl Triebes	—	$—	27,702	$726,289
Mark Anderson	43,751	$830,613	44,195	$1,180,870
Jeffrey A. Christianson	—	$—	41,196	$1,108,598

(1)	Amount reflects the difference between the option exercise price and the market price of the Company’s Common Stock at the time of exercise multiplied by the number of shares.

(2)	Amounts reflect the closing price of the Common Stock on the day the stock award vested, multiplied by the number of shares.

Potential Payments Upon Termination or Change in Control

Each of our Named Executive Officers is an “at-will” employee, and his employment may be terminated anytime with or without cause. During 2009, the Company entered into change of control agreements with each of our Named Executive Officers. These change of control agreements provide a protection period of two years after a change of control during which the Named Executive Officer’s annual base salary and annual target incentive bonus cannot be reduced. In addition, each change of control agreement entitles the executive officer to severance benefits if his employment with the Company is terminated within two years after a change of control of the Company, unless such termination is (i) due to death or total disability, (ii) by the Company for cause, or (iii) by the executive officer without good reason. The amount of severance payable to Mr. McAdam will be equal to two times, and in the case of the other Named Executive Officers one times, the sum of the executive officer’s (a) annual salary at the highest rate in effect in the 12 months preceding the change of control date and (b) highest annual target incentive bonus in effect in the 12 months preceding the change of control date. In addition, each executive officer will be entitled to a pro-rata annual bonus for the year in which his termination of employment occurs, and payment by the Company of premiums for health insurance benefit continuation for one year after termination of the executive officer’s employment, outplacement services for a period of up to 12 months with a cost to the Company of up to $25,000 and vesting of equity awards. The change of control agreements do not include a tax gross up payment provision. If payments under the change of control agreements or otherwise would subject a Named Executive Officer to the IRS parachute excise tax, the Company would then either (i) reduce the payments to the largest portion of the payments that would result in no portion of the payments being subject to the parachute excise tax or (ii) pay the full amount of such payments, whichever is better on an after-tax basis for the Named Executive Officer.

For purposes of the change of control agreements, a “change of control” is generally defined as (i) acquisition of beneficial ownership of at least 30% of our outstanding shares; (ii) the incumbent directors or those they approve cease to constitute a majority of the Board of Directors; (iii) a consummation of a reorganization, merger or consolidation unless, following such transaction: (A) more than 50% of the shares after the transaction is beneficially owned by individuals who owned shares prior to the transaction in substantially the same proportions, (B) the incumbent Board members constitute more than 50% of the members of the Board, and (C) no person newly acquires beneficial ownership of at least 30% of the shares; (iv) the sale or other disposition of all or substantially all of our assets unless the conditions described above in (A), (B) and (C) are satisfied with respect to the entity which acquires such assets; or (v) our liquidation or dissolution. In addition, the RSU and option grant agreements issued to our Named Executive Officers provide that upon certain changes in control of the Company the vesting of outstanding and unvested RSUs and options will accelerate and such RSUs and options will become fully vested. A “change in control” for these agreements is generally defined as (i) a sale of substantially all of the assets of the Company, or (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. All options granted to Named Executive Officers are now fully vested.

The following table sets forth an estimate of the payments and benefits that each Named Executive Officer would have received if a change of control and change in control of the Company (“Change in Control”) occurred on September 30, 2009 and termination of employment occurred immediately thereafter.

2009 Potential Payments Upon Termination or Change in Control Table (1)

			Termination After
		Change in Control	Change in
Name	Benefit	($)	Control($)(4)

John McAdam	Severance Amount(2)	—	$2,140,000
	Prorated Target Bonus	—	$114,556
	Accelerated Vesting of RSUs(3)	$7,818,999	—
	Benefit coverage continuation	—	$13,614
	Outplacement services	—	$25,000

	Total	$7,818,999	$2,293,170

John Rodriguez	Severance Amount(2)	—	$304,189
	Prorated Target Bonus	—	$16,910
	Accelerated Vesting of RSUs(3)	$2,250,984	—
	Benefit coverage continuation	—	$12,071
	Outplacement services	—	$25,000

	Total	$2,250,984	$358,170

Karl Triebes	Severance Amount(2)	—	$583,032
	Prorated Target Bonus	—	$46,815
	Accelerated Vesting of RSUs(3)	$2,250,984	—
	Benefit coverage continuation	—	$19,732
	Outplacement services	—	$25,000

	Total	$2,250,984	$674,579

Mark Anderson	Severance Amount(2)	—	$535,000
	Prorated Target Bonus	—	$48,328
	Accelerated Vesting of RSUs(3)	$3,588,497	—
	Benefit coverage continuation	—	$19,732
	Outplacement services	—	$25,000

	Total	$3,588,497	$628,060

Jeffrey A. Christianson	Severance Amount(2)	—	$453,681
	Prorated Target Bonus	—	$27,319
	Accelerated Vesting of RSUs(3)	$3,241,734	—
	Benefit coverage continuation	—	$19,732
	Outplacement services	—	$25,000

	Total	$3,241,734	$525,732

(1)	Assumes termination or change in control occurred on September 30, 2009.

(2)	The Severance Amount is the product of (a) annual salary and annual target incentive bonus, times (b) two for Mr. McAdam and one for the other Named Executive Officers.

(3)	Calculated by multiplying the number of unvested RSUs held by the Named Executive Officer by the closing price of the Common Stock ($39.63) on September 30, 2009.

(4)	Amounts in the column “Termination after Change in Control” reflect amounts payable to the Named Executive Officers if terminated within two years after a change of control. Note that the acceleration of RSUs occurs upon a Change in Control regardless of whether employment is terminated and such acceleration is shown in the column “Change in Control.”

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended September 30, 2009.

DIRECTOR COMPENSATION FOR FISCAL 2009

	Fees
	Earned or	Stock
	Paid in Cash	Awards	Total
Name(1)	($)(2)	($)(3)	($)

A. Gary Ames	$69,500	$199,456	$268,956
Deborah L. Bevier	$70,060	$199,456	$269,516
Karl D. Guelich	$76,000	$199,456	$275,456
Alan J. Higginson	$82,440	$199,456	$281,896
Scott Thompson	$58,500	$199,456	$257,956

(1)	John McAdam, the Company’s President and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.

(2)	Represents the aggregate annual retainer, Board of Directors chair retainer, committee chair retainer, and Board of Directors and committee meeting amounts. Non-employee directors of the Company are currently paid $40,000 annually for their services as members of the Board of Directors. Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees are paid an additional $15,000, $10,000 and $7,500, respectively, annually. The Chairman of the Board of Directors receives an additional $15,000 paid annually. In addition, the non-employee directors of the Company are paid $1,500 for each in-person board meeting and $750 for each telephonic board meeting attended. Members of the Standing Committees, as well as any special committee or ad hoc committee established by the Board of Directors, are paid $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting attended. Directors receive cash fees in quarterly installments. Mr. Higginson served as interim Compensation Committee chair for a portion of fiscal 2009. Ms. Bevier was appointed Compensation Committee chair in April of fiscal 2009. The following table provides a breakdown of fees earned or paid in cash:

		Board and
		Committee
	Annual	Chair	Meeting
	Retainers	Fees	Fees	Total
Name	($)	($)	($)	($)

A. Gary Ames	$40,000	$7,500	$22,000	$69,500
Deborah L. Bevier	$40,000	$4,560	$25,500	$70,060
Karl D. Guelich	$40,000	$15,000	$21,000	$76,000
Alan J. Higginson	$40,000	$20,440	$22,000	$82,440
Scott Thompson	$40,000	—	$18,500	$58,500

(3)	Represents the dollar amount recognized for financial statement reporting purposes during fiscal 2009 for RSUs granted to directors in fiscal years 2009 and 2008, in accordance with ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, please refer to note 1 in our financial statements, “Summary of Significant Accounting Policies — Stock-Based Compensation,” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30, 2009. These amounts reflect the Company’s accounting expense for these awards, rather than the amount paid or to be realized by the directors. On March 12, 2009, the Board of Directors approved the recommendations of the Compensation Committee that each non-employee director receive a grant on March 12, 2009 of RSUs representing the right to receive 9,709 shares of Common Stock under the 2005 Plan (with a grant date fair value of $200,005 in accordance with ASC Topic 718) which will fully vest on March 10, 2010 if the non-employee director continues to serve as a director on that date. As of September 30, 2009, these 9,709 RSUs awarded to each non-employee director were the only RSUs held by each such director which were not yet vested.

Report of the Audit Committee

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee charter is available on the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website, www.f5.com.

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers, LLP, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended September 30, 2009, matters relating to the Company’s internal controls over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Accounting Officer.

The Audit Committee discussed with the Auditors the overall scope and plans for the annual audit. The Audit Committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has discussed and reviewed with the Auditors all matters required to be discussed under the Statement on Auditing Standards No. 61 Communication with Audit Committees.

The Audit Committee has received from the Auditors a formal written statement describing all relationships between them and the Company that might bear on their independence consistent with Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), discussed with them any relationships that may impact their objectivity and independence, including the amount and significance of non-audit services provided by them, and has satisfied itself as to their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report to Shareholders on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010. The Board of Directors is recommending that shareholders ratify this selection at the Annual Meeting.

Members of the Audit Committee:

Karl D. Guelich, Chair
Deborah L. Bevier
Scott Thompson

Fees Paid to PricewaterhouseCoopers LLP

The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended September 30, 2009 and 2008:

	Years Ended September 30,
Fee Category	2009	2008

Audit Fees	$918,935	$909,000
Audit-Related Fees	$10,000	$28,000
Tax Fees	$44,261	$73,000
All Other Fees	—	—

Total Fees	$973,196	$1,010,000

Audit Fees.  Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements including consultations related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and financial accounting and reporting standards, and other services related to registration statements and public offerings.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent registered public accounting firm to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with our independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. During the course of the year, the Chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The Chairman of the Audit Committee reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and our independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2009, all audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Annual Independence Determination

The Audit Committee considered whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of non-audit services is and has been compatible with maintaining the independence of the Company’s external auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of January 4, 2010 by (a) each person known to the Company to own beneficially more than 5% of outstanding shares of Common Stock on January 4, 2010, (b) each director and nominee for director of the Company, (c) the Named Executive Officers, as defined herein, and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Number of
	Shares of
	Common Stock	Percent of
	Beneficially	Common Stock
Name and Address(1)	Owned(2)	Outstanding(2)

AXA Assurances I.A.R.D. Mutuelle(3) 26, rue Drouot, 75009 Paris, France	6,565,610	8.30
Turner Investment Partners, Inc.(4) 1205 Westlake Drive, Suite 100 Berwyn, Pennsylvania 19312	5,798,233	7.33
John McAdam(5)	237,700	*
John Rodriguez(6)	8,600	*
Karl Triebes(6)	4,600	*
Mark Anderson(7)	13,258	*
Jeffrey A. Christianson(8)	58,019	*
A. Gary Ames(9)	40,627	*
Deborah L. Bevier	15,627	*
Karl D. Guelich(10)	30,627	*
Alan J. Higginson(11)	60,627	*
Scott Thompson	11,847	*
All directors and executive officers as a group (13 people) (12)	521,103	*

*	less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire beneficial ownership within 60 days after January 4, 2010. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)	As reported by AXA Assurances I.A.R.D. Mutuelle in a Schedule 13G filed on February 13, 2009.

(4)	As reported by Turner Investment Partners, Inc. in a Schedule 13G filed on February 12, 2009.

(5)	Includes 15,913 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 4, 2010. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnote (4) to the Grants of Plan-Based Awards in Fiscal 2009 Table.

(6)	Includes 4,600 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 4, 2010. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnote (4) to the Grants of Plan-Based Awards in Fiscal 2009 Table.

(7)	Includes 8,350 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 4, 2010. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnote (4) to the Grants of Plan-Based Awards in Fiscal 2009 Table.

(8)	Includes 9,600 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 4, 2010. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnote (4) to the Grants of Plan-Based Awards in Fiscal 2009 Table.

(9)	Includes 15,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 4, 2010.

(10)	Includes 15,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 4, 2010.

(11)	Includes 45,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 4, 2010.

(12)	Includes 75,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of January 4, 2010 and 56,863 shares of Common Stock underlying RSUs granted under the 2005 Plan that are issuable within 60 days of January 4, 2010. This does not include the shares of Common Stock underlying RSUs which are subject to future performance-based vesting as set forth in footnote (4) to the Grants of Plan-Based Awards in Fiscal 2009 Table.

Equity Compensation Plan Information

The following table provides information as of September 30, 2009 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Column C
Number of
securities remaining
available for
	Column A				future issuance
	Number of				under equity
	securities to				compensation plans
	be issued		Column B		(total securities
	upon exercise		Weighted-average exercise		authorized but
	of outstanding		price of		unissued under
	options and		outstanding options		the plans,
Plan Category	rights		and rights		less Column A)

Equity compensation plans approved by security holders(1)	3,428,520	(2)	$22.31	(3)	7,626,148	(4)
Equity compensation plans not approved by security holders(5)	1,013,854		$14.62		0

Total	4,442,374		$17.99		7,626,148

(1)	Consists of the F5 Networks, Inc. Amended and Restated 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), and the 2005 Plan. No additional options may be granted under the 1998 Equity Incentive Plan.

(2)	Includes 622,261 shares issuable upon vesting of outstanding options and 2,806,259 shares issuable upon vesting of outstanding RSUs granted under the 2005 Plan.

(3)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs or stock bonuses, which have no exercise price.

(4)	Includes 2,432,528 shares reserved for issuance under the ESPP.

(5)	Consists of the F5 Networks, Inc. 2000 Employee Equity Incentive Plan (the “2000 Equity Incentive Plan”), F5 Networks, Inc. uRoam Acquisition Equity Incentive Plan (the “uRoam Equity Incentive Plan”), F5 Networks, Inc. MagniFire Acquisition Equity Incentive Plan (the “MagniFire Equity Incentive Plan”), F5 Networks, Inc. Assumed Acopia Networks Inc. 2001 Stock Incentive Plan (the “Acopia 2001 Plan”), F5 Networks, Inc. Acopia Acquisition Equity Incentive Plan (the “Acopia Acquisition Plan”) and certain executive new hire grants. The material features of each of these equity compensation plans are set forth in note 7 in our financial statements, “Summary of Significant Accounting Policies — Shareholders’ Equity” included in our Annual Report to Shareholders on Form 10-K for the year ended September 30,

2009. As of the date of assumption of the Acopia 2001 Plan, there were options to purchase 426,821 shares outstanding under the Acopia 2001 Plan, with a weighted average exercise price of $18.94. The Company terminated the 2000 Equity Incentive Plan, Acopia 2001 Plan and the Acopia Acquisition Plan effective November 1, 2008 and no additional shares may be issued from those Plans. In addition, no additional options may be granted under the uRoam Equity Incentive Plan or the MagniFire Equity Incentive Plan.

Section 16 (a) Beneficial Ownership Reporting Compliance

Under SEC rules, the Company’s directors, executive officers and beneficial owners who own more than 10% of any class of equity security registered under Section 12 of the Exchange Act are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that, during fiscal 2009, all such SEC filing requirements were satisfied.

PROPOSAL 1:  ELECTION OF THREE CLASS II DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of three Class II directors to serve for three-year terms until the annual meeting of shareholders for fiscal 2012 and until their successors are elected and qualified. The Board of Directors has unanimously nominated Deborah L. Bevier, Alan J. Higginson and John McAdam for re-election to the Board of Directors as Class II directors. Each nominee has indicated that he or she is willing and able to serve as a director. If a nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than three nominees for Class II directors at the Annual Meeting.

Majority Vote Standard for Director Election

The Company’s Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share whose ballot is marked as withheld, which is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction shall not be considered a vote cast. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceed the number of directors to be elected.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Nominating and Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in an uncontested election and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and within ninety (90) days after the certification of the shareholder vote will disclose publicly its decision. No director who fails to receive a majority vote for election will participate in the Governance and Nominating Committee’s recommendation or Board of Directors’ decision about filling his or her office.

For additional information, the complete Bylaws are available on our website at www.f5.com under the “About F5 — Investor Relations — Corporate Governance” section.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Deborah L. Bevier, Alan J. Higginson and John McAdam.

Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.

PROPOSAL 2.  RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors requests that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending September 30, 2010. The Company expects that representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2010. If the shareholders do not so ratify, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THIS PROPOSAL

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “for” this proposal.

OTHER BUSINESS

Neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING FOR FISCAL YEAR END 2010

The Company’s Bylaws provide that advance notice of a shareholder’s proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting, and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Each shareholder’s notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (C) the class and number of shares of the Company which are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act, in such shareholder’s capacity as a proponent of a shareholder proposal.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the Annual Meeting for fiscal year end 2010 must submit the proposal to the Company no earlier than November 11, 2010 and no later than December 11, 2010. Shareholders who intend to present a proposal at the Annual Meeting for fiscal year end 2010 without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than December 11, 2010 or management of the Company will have discretionary voting authority at the fiscal year end 2010 annual meeting with respect to any such proposal without discussion of the matter in the proxy statement for such meeting. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and Annual Reports to Shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for the Company by reducing printing and postage costs. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to Shareholders for fiscal 2009 (the “2009 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family), unless the Company has received contrary instructions from an affected shareholder.

The 2009 Annual Report and this proxy statement may be found under the “About F5 — Investor Relations — Corporate Governance” section of the Company’s website at www.f5.com. The Company will deliver promptly upon written or oral request a separate copy of the 2009 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2009 Annual Report or this proxy statement, shareholders should contact the Company at: Investor Relations, F5 Networks, Inc., 401 Elliott Avenue West, Seattle, Washington 98119. The Company’s telephone number at that location is 206-272-5555.

If you are a shareholder, share an address and last name with one or more other shareholders and would like either to request delivery of a single copy of the Company’s Annual Report to Shareholders or proxy statements for yourself and other shareholders who share your address or to revoke your householding consent and receive a separate copy of the Company’s Annual Report to Shareholders or proxy statement in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms also have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By Order of the Board of Directors

Jeffrey A. Christianson
Senior Vice President, General Counsel and Secretary

Directions to the Annual Meeting of Shareholders of F5 Networks, Inc.
333 Elliott Avenue West | Seattle, Washington 98119 | (206) 272-5555

From Interstate 5 North and South:

•	Exit at Mercer Street.

•	At bottom of ramp, veer right.

•	At next light, turn left (Valley Street).

•	Continue on this street (it will become Broad Street) until you reach Denny Way (gas station on the left).

•	Turn right onto Denny Way. As you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue about one block and turn left on 4th Ave. W. F5 Networks is located on the left. The building is a white five-story brick building with the F5 logo on the front.

From State Route 99 (Aurora Avenue) North:

•	Exit 99 at Denny Way; take a right at the top of the ramp.

•	Follow Denny Way for approximately 1.5 miles; as you go down the hill, Denny Way will veer right and connect with Elliott Avenue West. Continue about one block and turn left on 4th Ave. W. F5 Networks is located on the left. The building is a white five-story brick building with the F5 logo on the front.

From State Route 99 (Aurora Avenue) South:

•	Follow 99 across waterfront area; exit at Western Avenue.

•	Continue up Western Avenue which will run into Elliott Avenue West at Denny Way.

•	Proceed straight through the intersection at Denny Way and on to Elliott Avenue West. Continue about one block and turn left on 4th Ave. W. F5 Networks is located on the left. The building is a white five-story brick building with the F5 logo on the front.

Parking — 401 Elliott Avenue West, Seattle, WA 98119:

Parking will be provided at 401 Elliott Avenue West. To get to the parking garage follow the driving directions above but continue on Elliott Avenue West for one more block to the light at W. Harrison Street and take a left. Proceed through the turnaround and park in the underground garage. Take any of the three elevators up to the first floor and walk south on Elliott Avenue West towards the 333 Elliott Avenue West building location. Bring your parking ticket for validation.

F5 NETWORKS, INC.
ANNUAL MEETING OF SHAREHOLDERS
March 11, 2010
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John McAdam and Jeffrey A. Christianson (collectively, the “proxies”), and each of them, with full power of substitution, as proxies to vote at the annual meeting of shareholders of F5 Networks, Inc. (the “Company”) for fiscal year end 2009, to be held on March 11, 2010 at 11:00 a.m., local time, at F5 Networks, Inc., 333 Elliott Avenue West, Seattle, Washington 98119, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company, held or owned by the undersigned, as directed on the reverse side of this proxy card, and in his discretion upon such other matters as may come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(TO BE SIGNED ON REVERSE SIDE)

F5 NETWORKS, INC. 401 ELLIOTT AVENUE WEST SEATTLE, WASHINGTON 98119
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

F5 NETWORKS, INC.

Vote on Directors

1.	Election of Three Class II Directors	For	Against	Abstain
Nominees:
	1a) Deborah L. Bevier	☐	☐	☐
	1b) Alan J. Higginson	☐	☐	☐
	1c) John McAdam	☐	☐	☐

The Board of Directors recommends you vote FOR the nominees.

Vote On Proposal		For	Against	Abstain

2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2010.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2

This proxy is revocable and when properly executed, will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” PROPOSAL 2.
Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please vote your proxy so your vote can be counted.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date